                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-11(b)(c), AND (d) AND AMENDMENTS THERETO
                                     FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 4)*


                       LIGAND PHARMACEUTICALS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   53220K 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/98
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)

-----------------

1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 pages


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---------------------------
                                      13G
CUSIP NO.  53220K 10 8

---------------------------

--------- ----------------------------------------------------------------------
   1      Name of Reporting Persons
          S.S. or I.R.S. Identification Nos. of Above Persons

          ALLERGAN, INC.
--------- ----------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group*              (a) [ ]
                                                                         (b) |X|
--------- ----------------------------------------------------------------------
   3      SEC Use Only
--------- ----------------------------------------------------------------------
   4      Citizenship or Place of Organization

          DELAWARE
--------- ----------------------------------------------------------------------
                            5
                                 Sole Voting Power
       Number of                 2,245,944
                          ------ -----------------------------------------------
         Shares             6    Shared Voting Power
 Beneficially Owned by
 Each Reporting Person           0
          with            ------ -----------------------------------------------
                            7    Sole Dispositive Power

                                 2,245,944
                          ------ -----------------------------------------------
                            8    Shared Dispositive Power

                                 0
--------- ----------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by each Reporting Person

          2,245,944
--------- ----------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (9) excludes certain shares*
--------- ----------------------------------------------------------------------
   11     Percent of Class represented by amount in Row 9

          5.3%
--------- ----------------------------------------------------------------------
   12     Type of Reporting Person*

          CO
--------- ----------------------------------------------------------------------

                                Page 2 of 7 pages

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---------------------------
                                      13G
CUSIP NO.  53220K 10 8
---------------------------

--------- ----------------------------------------------------------------------
   1      Name of Reporting Persons
          S.S. or I.R.S. Identification Nos. of Above Persons

          ALLERGAN PHARMACEUTICALS (IRELAND) LTD., INC.
--------- ----------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group*              (a) [ ]
                                                                         (b) |X|
--------- ----------------------------------------------------------------------
   3      SEC Use Only
--------- ----------------------------------------------------------------------
   4      Citizenship or Place of Organization

          PANAMA
--------- ----------------------------------------------------------------------
                            5
                                 Sole Voting Power
       Number of                 2,245,944
                          ------ -----------------------------------------------
         Shares             6    Shared Voting Power
 Beneficially Owned by
 Each Reporting Person           0
          with            ------ -----------------------------------------------
                            7    Sole Dispositive Power

                                 2,245,944
                          ------ -----------------------------------------------
                            8    Shared Dispositive Power

                                 0
--------- ----------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by each Reporting Person

          2,245,944
--------- ----------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (9) excludes certain shares*
--------- ----------------------------------------------------------------------
   11     Percent of Class represented by amount in Row 9

          5.3%
--------- ----------------------------------------------------------------------
   12     Type of Reporting Person*

          CO
--------- ----------------------------------------------------------------------

                                Page 3 of 7 pages


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---------------------------
                                      13G
CUSIP NO.  53220K 10 8

---------------------------

--------- ----------------------------------------------------------------------
   1      Name of Reporting Persons
          S.S. or I.R.S. Identification Nos. of Above Persons

          ALLERGAN HOLDINGS, INC.
--------- ----------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group*              (a) [ ]
                                                                         (b) |X|
--------- ----------------------------------------------------------------------
   3      SEC Use Only
--------- ----------------------------------------------------------------------
   4      Citizenship or Place of Organization

          DELAWARE
--------- ----------------------------------------------------------------------
                            5
                                 Sole Voting Power

       Number of                 2,245,944
                          ------ -----------------------------------------------
         Shares             6    Shared Voting Power
 Beneficially Owned by
 Each Reporting Person           0
          with            ------ -----------------------------------------------
                            7    Sole Dispositive Power

                                 2,245,944
                          ------ -----------------------------------------------
                            8    Shared Dispositive Power

                                 0
--------- ----------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by each Reporting Person

          2,245,944
--------- ----------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (9) excludes certain shares*
--------- ----------------------------------------------------------------------
   11     Percent of Class represented by amount in Row 9

          5.3%
--------- ----------------------------------------------------------------------
   12     Type of Reporting Person*

          CO
--------- ----------------------------------------------------------------------

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ITEM 1.

        (a)    Name of Issuer:  Ligand Pharmaceuticals Incorporated ("Issuer")

        (b)    Address of Issuer's Principal Executive Offices:
               10275 Science Center Drive
               San Diego, CA  92121

ITEM 2.

        (a)    Name of Person Filing:  Allergan, Inc.
               Allergan Pharmaceuticals (Ireland) Ltd., Inc.
               Allergan Holdings, Inc.

        (b)    Address of Principal Business Office or, if none, Residence:

               2525 Dupont Drive
               Irvine, CA  92612

        (c)    Place of Organization:   Allergan, Inc. - Delaware
               Allergan Pharmaceuticals (Ireland) Ltd., Inc. - Panama Allergan Holdings, Inc. - Delaware

        (d)    Title of Class of Securities:  Common Stock

        (e)    CUSIP Number: 53220K 10 8

ITEM 3.     NOT APPLICABLE.

ITEM 4.     OWNERSHIP.

        (a) Amount Beneficially Owned: Each corporation beneficially owned 2,245,944 shares of Common Stock as of December 31, 1998.

        (b)    Percent of Class:  5.3%

        (c)    Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 2,245,944

               (ii)   shares power to vote or to direct the vote:  0

               (iii)  sole power to dispose or to direct the disposition of:
                      2,245,944

               (iv)   shared power to dispose or to direct the disposition of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

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ITEM 7.     IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable.

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 February 5, 1999
                                 Date

                                 ALLERGAN, INC.


                                 By: /s/ Douglas S. Ingram
                                     -------------------------------------------
                                        Signature

                                    Douglas S. Ingram, Assistant Secretary
                                     -------------------------------------------
                                        Name/Title


                                 ALLERGAN  PHARMACEUTICALS  (IRELAND)  LTD.,
                                 INC.


                                 By: /s/ Francis R. Tunney, Jr.
                                     -------------------------------------------
                                        Signature

                                    Francis R. Tunney, Jr., Secretary
                                     -------------------------------------------
                                        Name/Title


                                 ALLERGAN HOLDINGS, INC.


                                 By: /s/ Jeffrey L. Edwards
                                     -------------------------------------------
                                        Signature

                                    Jeffrey L. Edwards, Treasurer
                                     -------------------------------------------
                                        Name/Title



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